Exhibit 4.13

CERTIFICATE OF CORRECTION
TO
CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
OF
SPANISH BROADCASTING SYSTEM, INC.
FILED IN THE OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON DECEMBER 22, 2004

     The undersigned, an officer of Spanish Broadcasting System, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), in order to correct Annex A of the Certificate of Designation of Series C Preferred Stock of the Corporation pursuant to Section 151 of the DGCL, hereby certifies as follows:

     FIRST: The name of the Corporation is Spanish Broadcasting System, Inc.

     SECOND: That a Certificate of Designation of Series C Preferred Stock of the Corporation was filed by the Secretary of State of the State of Delaware on December 22, 2004 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

     THIRD: The inaccuracy or defect of said Certificate to be corrected is as follows:

     this Certificate is being filed to correct certain typographical errors.

     FOURTH: The following definitions in Paragraph 2 of the Certificate of Designation of Series C Preferred Stock of the Corporation are corrected to read as follows:

     ‘“Issue Date” means December 23, 2004.

     ‘“Merger Agreement” means the merger agreement dated as of October 5, 2004, by and among, Infinity Media Corporation, Infinity Broadcasting Corporation of San Francisco, the Company and SBS Bay Area, LLC.

     IN WITNESS WHEREOF, Spanish Broadcasting System, Inc. has caused this Certificate to be signed by Joseph A. García, its Executive Vice President, Chief Financial Officer and Secretary, this 6th day of January, 2005.

SPANISH	BROADCASTING SYSTEM, INC.

By:	/s/ Joseph A. García

Name: Joseph A. García Title: Executive Vice President, Chief Financial Officer and Secretary